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                                                                   EXHIBIT 10.24



                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Employment Agreement") entered into as of the twenty-third day of November, 1998, by and between Horseshoe Gaming, Inc., a Nevada Corporation ("Employer"), and Larry Lepinski ("Employee").

                                    RECITALS

        WHEREAS, Employer is the Manager of Horseshoe Gaming, LLC, a Delaware limited liability company (the "LLC"), whose subsidiaries and affiliates have developed and are currently operating casino and hotel facilities in Tunica, Mississippi (the "Tunica Facility"), and in Bossier City, Louisiana (the "Bossier City Facility" and, together with the Tunica Facility, referred to as the "Existing Facilities"), and who is party to an agreement to acquire additional casino and hotel facilities in Hammond, Indiana (the "Hammond Facility") and Joliet, Illinois (the "Joliet Facility" and, together with the Hammond Facility referred to as the "To Be Acquired Facilities");

        WHEREAS, Employer and Employee are parties to an employment agreement dated as of October 1, 1995, (the "Original Employment Agreement) which is due to expire September 30, 1998; and

        WHEREAS, Employer desires to continue to employ Employee, and Employee desires to continue to accept such employment, pursuant to the terms of this Employment Agreement, and in furtherance of such desire Employer and Employee wish to amend and restate the Original Employment Agreement; and

        WHEREAS, Employee is the owner of a certain member interest in Horseshoe Gaming, L.L.C. ("Horseshoe"), a limited liability company organized under the laws of the state of Delaware, such member interest being vested pursuant to the terms of the Original Employment Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the mutual covenants, promises and agreements herein contained, the parties hereto agree as follows:

                                    AGREEMENT

        1. Definitions. All capitalized words referenced or used in this Employment Agreement and not specifically defined herein shall have the meaning set forth on Exhibit A, which is attached hereto and by this reference made a part hereof.

        2. Term. This Employment Agreement shall become effective on the date first above written (the "Commencement Date") and shall continue in effect for a period terminating December 1, 2002, unless terminated sooner by Employer or Employee pursuant to the terms set forth herein.

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        3. Position to be Held by Employee. Employee is hereby employed and hired by Employer to serve and act as Senior Vice President and General Manager of the Bossier Facility, and shall perform each and all of the duties and shall have all of the responsibilities described herein. Employee shall at all times report directly to and take directives from the Chief Operating Officer of Employer (the "Supervisor").

        4. Duties and Responsibilities.

               A. Duties. In his capacity as Senior Vice President an General Manager of the Bossier Facility, Employee shall perform in accordance with all applicable laws and regulations, such duties as may be assigned to him from time to time by the Supervisor. The authority of Employee to bind Employer shall be as broad or as limited as may be determined from time to time by the Supervisor or the Board of Directors of Employer (the "Board").

               B. Fiduciary Duty. In every instance, Employee shall carry out his various duties and responsibilities in a fiduciary capacity on behalf of Employer, in an effort to maximize the profitability of the Bossier Facility. In no event whatsoever shall Employee enter into any commitments or obligations, written or verbal, or take or omit to take any other action, the result of which would be to create a conflict of interest between Employer and Employee, or the result of which would directly or indirectly benefit Employee, or any person associated with or affiliated with Employee, or in any manner involved in the gaming industry to the detriment of Employer. In all instances, Employee shall perform his services and oversee his department in a thorough, competent, efficient and professional manner.

               C. Full-Time Effort. Employee acknowledges and agrees that the duties and responsibilities to be discharged by Employee require a full-time effort on the part of Employee, and accordingly, Employee agrees to devote his full-time effort and resources for and on behalf of Employer, and agrees that he will not, during the term hereof, enter into (directly or indirectly) any other business activities or ventures, other than investments which are passive in nature provided no such investment may exceed 5% of the equity securities of any entity without the prior approval of Employer.

               D. Directives from the Supervisor. In all instances, Employee agrees to carry out all of his duties and responsibilities as set forth herein pursuant to the guidance, directives and instructions of the Supervisor and agrees that at all times his authority shall be subordinate to such Supervisor. The wishes and directives of the Supervisor shall prevail in all matters and decisions as to which there is a disagreement between Employee and the Supervisor, and Employee shall carry out any and all lawful directives from the Supervisor to the best of his ability.



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        5. Compensation. As compensation for the services to be rendered by
Employee pursuant to the terms of this Employment Agreement, Employee shall be entitled to receive the following:

               A. a base salary of Two-Hundred Eight Thousand Dollars ($208,000) per year, which may be adjusted annually by a merit increase based upon Employer's existing policy and an annual performance appraisal of Employee (the "Base Compensation"), payable in equal semi-monthly installments;

               B. a discretionary bonus in an amount determined in accordance with Employer's bonus plan (the "Bonus"), which shall not exceed 50% of Employee's Base Compensation at the time the Bonus is awarded;

               C. a one-time signing bonus of Eighteen Thousand Dollars ($18,000) payable to Employee no later than ten (10) business days following the execution of this Employment Agreement (the "Signing Bonus"). In the event Employee terminates his employment with Employer at any time prior to twelve
(12) months from the date of execution of this Employment Agreement, employee agrees to repay a fraction of the Signing Bonus, the denominator of which is 12 and the numerator of which is equal to the number of months of the 12 month period remaining upon termination of Employee's employment with Employer; and

               D. the right to participate in any employee stock option or stock purchase plan that may be adopted by Employer for its executive level employees and the executive level employees of its gaming subsidiaries (and possibly for executive level employees of other gaming operations principally owned or controlled by Jack B. Binion), such participation to be at a level commensurate with that of other executives performing similar duties and at a similar compensation level as that of Employee.

        6. Fringe Benefits. It is understood and agreed that the Base Compensation to be received by Employee is to be all-inclusive of other typical fringe benefits provided to executives in a similar position as Employee; provided, however, that Employee shall be entitled to the following benefits:

               A. reimbursement, on an on-going basis, for all reasonable entertainment, traveling and other similar expenses incurred in the performance of his duties and responsibilities hereunder, such expenses to be subject to budgets established for such purpose and the Employer's reimbursement procedures;

               B. participation in Employer's health coverage plan for Employee and all members of his immediate family, with such plan and the terms of Employee's participation in such plan to be on terms and conditions determined solely by Employer; and

               C. participation in such pension plans as Employer shall adopt for all of the employees of the Bossier Facility; it being understood and agreed that the only pension plan that



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Employer has adopted at this time is a Section 401(k) form of pension plan; and

               D. participation in Employer's "Paid Days Off/Vacation" policy.

        7. Gaming License. Employer and Employee understand that it may be necessary for Employee to maintain in full force and effect at all times, a Louisiana gaming license required for persons serving in a similar capacity as Employee. Accordingly, during the course of his employment, Employee agrees to maintain such license and otherwise to fully comply with all requirements of applicable Gaming Authorities and Governmental Authorities.

        8. Termination.

               1. Termination With Cause. Employer may terminate Employee for "cause" as provided in this Section 8. For purposes of this Employment Agreement "cause" means the occurrence of one or more of the following events:

                      i. the revocation, suspension or failure to renew for a period in excess of ninety (90) days, of any such gaming license due to an act or omission of Employee (or such alleged act or omission) upon which the Gaming Authorities or Governmental Authorities have based their determination to revoke, suspend or fail to renew any gaming license;

                      ii. failure or refusal by Employee to observe or perform any of the material provisions of this Employment Agreement or any other written agreement with Employer, or to perform in a reasonably satisfactory manner all of the material duties required of Employee under this Employment Agreement or any other written agreement with Employer;

                      iii. commission of fraud, misappropriation, embezzlement or other acts of dishonesty, or conviction for any crime punishable as a felony or a gross misdemeanor involving dishonesty or moral turpitude or the use of illegal drugs while on duty for Employer or on premises of the Bossier facility or any other facility of Employer;

                      iv. unreasonable refusal or failure to comply with the proper and lawful directives of and/or procedures established by the Supervisor or the Board (or persons of comparable position); and/or

                      v. the death of Employee or the mental or physical disability of Employee to such a degree that Employee, in the reasonable judgment of a licensed physician retained by Employer, is unable to carry out all of his obligations, duties and



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responsibilities set forth herein for a period in excess of sixty (60) days.

               B. Termination of Employee's employment for cause under Subsections 8(A)(i), 8(A)(iii) or 8(A)(v) above shall be effective upon notice thereof by Employer to Employee. Termination of Employee's employment for cause under Subsections 8(A)(ii) or 8(A)(iv) above shall be effective upon fourteen
(14) days' prior notice thereof by Employer to Employee. The factual basis for termination for cause shall be included within any such notice of termination.

               C. Termination Without Cause. Employer in its discretion may terminate Employee at any time without cause.

        9. Consequences of Termination or Resignation. Upon termination of Employee's employment with Employer (i) by Employer with or without cause (ii) upon the resignation of Employee or (iii) upon the expiration of the term of this Employment Agreement, the following shall apply:

               A. Employee shall be paid his Base Compensation through the effective date of such termination or resignation;

               B. If Employee is terminated by Employer without cause, Employee shall continue to receive the Base Compensation for a period of six (6) months (payable as provided in Subsection 5(A)); and

               C. the covenants not to compete, solicit or hire and the confidentiality agreements set forth in Sections 10 and 11 herein below shall apply in the manner and to the extent set forth herein.

        10. Covenants Not to Compete, Solicit or Hire.

               A. Covenant Not to Compete. During the term of this Employment Agreement and for a period of six (6) months from and after the date of termination of Employee's employment with Employer by Employer with or without cause, upon the resignation of Employee or upon the expiration of the term of this Employment Agreement, Employee agrees that he will not directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee, or in any other capacity carry on, be engaged in or employed by or be a consultant to or to have any financial interest in any other casino operation conducting business within one hundred (100) miles of any gaming facility principally owned or controlled by Jack B. Binion unless such gaming facility is located in Las Vegas, Reno, Lake Tahoe or Atlantic City.

               B. Covenant Not to Solicit or Hire. During the term of this Employment Agreement and for a period of one (1) year from and after the date of termination of Employee's employment with Employer by Employer with or without cause or upon the resignation



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of Employee or upon the expiration of the term of this Employment Agreement,
Employee agrees that he will not, directly or indirectly, hire, retain or solicit, or cause any other employer of his or any other person who has retained Employee as a consultant or independent contractor to hire, retain or solicit, as an employee, consultant, independent contractor in a supervisory capacity or otherwise any person who was at any time during the period commencing on the date three (3) months prior to the Commencement Date and ending on the date of the termination of Employee's employment hereunder, an employee of or consultant or independent contractor in a supervisory capacity to Employer, the LLC or any other gaming operations principally owned or controlled by Jack B. Binion.

               C. Acknowledgment. Employee acknowledges that he has carefully considered the nature and extent of the restrictions imposed upon him and the rights and remedies conferred upon Employer under this Section 10, and Employee further acknowledges that the same are reasonable in time and scope are fully required to protect the legitimate interests of Employer and do not confer a benefit upon Employer disproportionate to any detriment to Employee.

        11.    Nondisclosure of Confidential Information.

               A. Definition of Confidential Information. For purposes of this Employment Agreement, "Confidential Information" means any information that is not generally known to the public that relates to the existing or reasonably foreseeable business of Employer. Confidential Information includes, but is not limited to, information contained in or relating to the customer lists, account lists, price lists, product designs, marketing plans or proposals, customer information, merchandising, selling, accounting, finances, knowhow, trademarks, trade names, trade practices, trade secrets and other proprietary information of Employer.

               B. Employee Shall Not Disclose Confidential Information. Employee will not, during the term of Employee's employment and following the termination of this Employment Agreement, use, show, display, release, discuss, communicate, divulge or otherwise disclose Confidential Information to any unauthorized person, firm, corporation, association or other entity for any reason or purpose whatsoever, without the prior written consent or authorization of Employer. Nothing contained herein shall be interpreted or construed as restraining or preventing Employee from using Confidential Information in the proper conduct of services to be rendered by Employee on behalf of Employer pursuant to this Employment Agreement.

               C. Scope. Employee's covenant in Subsection 11(B) above not to disclose Confidential Information shall not apply to information which, at the time of such disclosure, may be obtained from sources outside of Employer, or from its agents, lawyers or accountants, so long as those sources did not receive the



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information in an improper manner or against the wishes of Employer.

               D. Title. All documents and other tangible or intangible property relating in any way to the business of Employer which are conceived or generated by Employee or come into Employee's possession during the employment period shall be and remain the exclusive property of Employer, and Employee agrees to return immediately to Employer, upon its request, all such documents and tangible and intangible property, including, but not limited to, all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, magnetic tapes, computer disks, calculations or copies thereof, which are the property of Employer and which relate in anyway to the business, customers, products, practices or techniques of Employer, as well as all other property of Employer, including but not limited to, all documents which in whole or in part contain any Confidential Information of Employer which in any of these cases are in Employee's possession or under Employee's control.

               E. Compelled Disclosure. In the event a third party seeks to compel disclosure of Confidential Information by Employee by judicial or administrative process, Employee shall promptly notify Employer of such occurrence and furnish to Employer a copy of the demand, summons, subpoena or other process served upon Employee to compel such disclosure, and will permit Employer to assume, at its expense, but with Employee's cooperation, defense of such disclosure demand. In the event that Employer refuses to contest such a third party disclosure demand under judicial or administrative process, or a final judicial judgment is issued compelling Employee to disclose Confidential Information, Employee shall be entitled to disclose such information in compliance with the terms of such administrative or judicial process or order.

        12.    Put Option.

               A. Employer grants the right, exercisable in the discretion of Employee by delivery of written notice to Employer, to require Employer to purchase the Member Interest (the "Put Option").

               B. In the event that Employee notifies Employer of his exercise of the Put Option pursuant to Subsection 12(A) above, the purchase price payable by Employer therefor (the "Purchase Price") shall equal to the current fair market value thereof. For such purposes, the fair market value of the Member Interest shall be determined by reference to the value of Horseshoe as calculated for purposes of Horseshoe's stock option plan for the period immediately preceding the notification of Employer by Employee of the exercise of the Put Option.

               C. Employer shall pay the Purchase Price in three (3) equal principal installments, with the first payment being due on the first anniversary of the date that is thirty (30) days after the date upon which Employee delivers notice to Employer as to his



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exercise of the Put Option. Such obligation shall bear interest at the prime rate of interest as quoted from time to time by the largest commercial bank (in terms of' assets) in the State of Mississippi, and accrued but unpaid interest shall be due and payable together with each annual principal installment.

               D. Notwithstanding any other provision hereof to the contrary, the Put Option shall terminate and be of no further force and effect at such time as any class of equity securities of Horseshoe are registered pursuant to the Securities Exchange Act of 1934, as amended.

        13.    Representations and Warranties.

               Employee hereby represents and warrants to Employer that:

               A. the execution, delivery and performance by Employee of this Employment Agreement will not conflict with, violate the terms of or create a default under any other agreement by which Employee is bound, including without limitation Employee's present employment or similar agreements, whether oral or written;

               B. no Gaming Authority or other Governmental Authority has ever denied or otherwise declined to issue any gaming license or related authorization applied for by Employee;

               C. Employee is not aware of any facts which, if known to any Gaming Authority or other Governmental Authority, would cause the refusal of his application for, or renewal of, any gaming licenses;

               D. Employee is not aware of any mental, physical or emotional condition which currently affects Employee, and which might result in Employee's being unable to carry out all of his duties, obligations and responsibilities set forth herein;


               E. Employee understands and agrees that Employer is entering into this Employment Agreement in strict reliance upon the representations and warranties set forth herein, and that a breach of any of said representations and warranties by Employee would constitute a default hereunder; and

               F. Employee has received and reviewed Employer's "Paid Days Off/Vacation" policy and understands its terms.

        14. Entire Agreement. This Employment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter set forth herein, and supersedes any and all previous oral or written agreements, understandings or discussions between the parties hereto with respect to the subject matter set forth herein with respect to the employment of Employee.

        15. All Amendments in Writing. This Employment Agreement may not be amended orally, but only pursuant to a written instrument



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executed by Employer and Employee and it shall not be reasonable for either
Employer or Employee to rely on any oral statements or representations by the other party that are in conflict with the terms of this Employment Agreement.

        16. Arbitration. In the event of any dispute or controversy between Employer and Employee with respect to any of the matters set forth herein, both Employer and Employee agree to submit such dispute or controversy to binding arbitration, to be conducted in Las Vegas, Nevada pursuant to the then prevailing rules and regulations of the American Arbitration Association. In such arbitration, the prevailing party shall be entitled, in addition to any award made in such proceeding, to recover all of its costs and expenses incurred in connection therewith, including, without limitation, attorneys' fees. This provision does not in any way affect Section 23 of this Employment Agreement.

        17. Governing Law. This Employment Agreement shall be governed and construed in accordance with the internal laws of the State of Nevada.

        18. Notices. Any notice required or permitted to be given in connection with this Employment Agreement shall be given by either: (a) depositing the same in the United States Mail, postage prepaid, registered or certified, return receipt requested; or (b) by depositing it with a recognized overnight courier service for delivery the following day to the other party; or (c) by facsimile transmission, provided the other party acknowledges receipt of such transmission. All such notices shall be deemed received as of the date of acknowledgment of receipt by the other party. All such notices shall be addressed to the parties at the following addresses, or to such other address as may be provided from time to time by one party to the other:

               If to Employer:          Horseshoe Gaming, Inc.

                                        330 S. Fourth Street
                                        Las Vegas, NV 89101
                                        Attn: Jack B. Binion

               If to Employee:          Mr. Larry Lepinski
                                        595 Fairway Drive
                                        Hernando, MS 38632

        18. Assignment. This Employment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, administrators and assigns. Notwithstanding the foregoing, Employee understands and agrees that the nature of this Employment Agreement is a personal services agreement, and that Employer is entering into this Employment Agreement based upon the specific services to be rendered personally by Employee hereunder; and accordingly, Employee shall not assign, transfer or delegate in any manner any of his duties, responsibilities or obligations hereunder.



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        19. No Third Party Beneficiaries. This Employment Agreement is solely for the benefit of Employer and Employee, and in no event shall any other person or entity by deemed or construed as a third party beneficiary of any of the provisions or conditions set forth herein.

        20. Waiver. No waiver of any term, condition or covenant of this Employment Agreement by a party shall be deemed to be a waiver of any subsequent breaches of the same or other terms, covenants or conditions hereof by such party.

        21. Construction. Whenever possible, each provision of this Employment Agreement shall be interpreted in such manner as to be effective or valid under applicable law, but if any provision of this Employment Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Employment Agreement. Without limiting the generality of the foregoing, if any court determines that the term or the business or geographic scope of the covenants contained in Subsections 10(A) or 10(B) is impermissible due to the extent thereof, said covenant shall be modified to reduce its term and/or business or geographic scope, as the case may be, to the extent necessary to make such covenant valid, and said covenant shall be enforced as modified.

        22. Withholding. Employer shall withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

        23. Injunctive Relief. Employee and Employer each acknowledge that the provisions of Sections 10 and 11 are reasonable and necessary, that the damages that would be suffered as a result of a breach or threatened breach by Employee of Sections 10 and/or 11 may not be calculable, and that the award of a money judgment to Employer for such a breach or threatened breach thereof by Employee would be an inadequate remedy. Consequently, Employee agrees that in addition to any other remedy to which Employer may be entitled in law or in equity, the provisions of Sections 10 and 11 may be enforced by Employer by injunctive or other equitable relief, including a temporary and/or permanent injunction (without proving a breach therefor), and Employer shall not be obligated to post bond or other security in seeking such relief. Employee hereby waives any and all objections he may have and consents to the jurisdiction of any state or federal court located in the State of Nevada or Louisiana and hereby waives any and all objections to venue.

        24. Counterparts. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the day and year first above written.



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"EMPLOYER"                         HORSESHOE GAMING, INC.
                                   a Nevada Corporation

                                   By: _________________________________________
                                       Jack B. Binion, Chief Executive Officer


"EMPLOYEE"                             _________________________________________
                                       Larry Lepinski



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                                    EXHIBIT A


                                   DEFINITIONS

        All capitalized terms referenced or used in this Employment Agreement and not specifically defined therein shall have the meaning set forth below in this Exhibit A, which is attached to and made a part of this Employment Agreement for all purposes.

        Gaming Authorities. The term "Gaming Authorities" shall mean all agencies, authorities and instrumentalities of any state, nation (including Native American nations) or other governmental entity or any subdivision thereof, regulating gaming or related activities in the United States or any state or political subdivision thereof, including, without limitation, the Mississippi and Louisiana Gaming Commissions.

        Governmental Authority. The term "Governmental Authority" means the governments of (i) the United States of America, (ii)the State of Mississippi,
(iii) Tunica County, (iv) the State of Louisiana, (v) Bossier City, Louisiana and (vi) any other political subdivision of any state of the United States in which a casino Facility is located, and any court or political subdivision, agency, commission, board or instrumentality or officer thereof, whether federal, state or local, having or exercising jurisdiction over Employer or a Facility, and including, without limitation, any Gaming Authority.

        Governmental Requirements. The term "Governmental Requirements" means all laws and agreements with any Governmental Authority that are applicable to the acquisition, development, construction and/or operation of a Facility including, without limitation, all required permits, approvals and any rules, guidelines or restrictions created or imposed by any Governmental Authority (including, without limitation, any Gaming Authority).